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Main Place Funding, LLC
Exhibit 12. Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)

                                              Nine Months      Year          Year          Year          Year          Year
                                                Ended          Ended         Ended         Ended         Ended         Ended
                                             September 30   December 31   December 31   December 31   December 31   December 31
                                                 2001          2000           1999          1998          1997         1996
--------------------------------------------------------------------------------------------------------------------------------
Income before taxes .....................    $  622,822    $  911,225     $1,257,141    $2,341,426    $1,294,152    $  216,709

Fixed charges:
     Interest expense ...................       129,541       341,978        477,810     1,056,419       595,818       255,318
     Amortization of debt discount and
       appropriate issuance costs .......         1,530         2,962          3,306         3,128         3,713         2,856
                                             -----------------------------------------------------------------------------------
        Total fixed charges .............       131,071       344,940        481,116     1,059,547       599,531       258,174

Earnings before fixed charges ...........    $  753,893    $1,256,165     $1,738,257    $3,400,973    $1,893,683    $  474,883
                                             ===================================================================================

Fixed charges ...........................    $  131,071    $  344,940     $  481,116    $1,059,547    $  599,531    $  258,174
                                             ===================================================================================

Ratio of Earnings to Fixed Charges ......          5.75          3.64           3.61          3.21          3.16          1.84


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